Section 16a Beneficial Ownership Reporting Compliance

The registrant is not aware of any report required to be filed pursuant to Section 16a of the Securities Exchange Act of 1934, as amended, which was not timely filed.


For period ending September 30, 2002								Exhibit 99.77D

File number 811-7096




Effective April 8, 2002, the registrants investment policies were modified as a result of Rule 35d-1 under the Investment Company Act of 1940, as amended the names rule. Further information regarding these changes is hereby incorporated by reference from the section captioned Investment Policy Changes contained in registrants semi-annual report to shareholders dated March 31, 2002, filed with the SEC on Form N-30D on May 31, 2002 Accession Number 0000950136-02-001667 SEC File No. 811-07096 CIK 0000890516).


Investment Grade Municipal Income Fund